Simpson Manufacturing Co., Inc. Announces The Appointment Of James S. Andrasick To Its Board Of Directors

PLEASANTON, Calif., June 13, 2012 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (NYSE: SSD) (the "Company") announced today that its Board of Directors ("Board") appointed James S. Andrasick as a director of the Company. Mr. Andrasick brings to the Board over 40 years of business experience, most recently as the Chairman and as President and Chief Executive Officer of Matson Navigation. Prior to his promotion to President and Chief Executive Officer of Matson Navigation in 2002, Mr. Andrasick was the Chief Financial Officer of Alexander & Baldwin, Inc., the parent company of Matson Navigation, and was responsible for all business development activity. He currently serves as a Trustee and Chair of the Finance Committee of Mills College and as a Trustee of the U.S. Coast Guard Foundation. He also previously served as a Director and Chairman of the Board of the American Red Cross, Hawaii State Chapter, as well as serving on the boards of the Aloha United Way, Arthritis Foundation and Hawaii Maritime Center and was the Chairman and a Trustee of the University of Hawaii Foundation. Mr. Andrasick holds a Bachelor of Science degree in Engineering from the U.S. Coast Guard Academy and a Masters degree in Management Science from the Massachusetts Institute of Technology. His experience in developing the China market for Matson Navigation and in mergers and acquisitions gives him a unique understanding of the Company's current opportunities and his strong financial and operational background will add depth to our Board's understanding of our business.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, chemicals, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.